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                                                                    Exhibit 99.7

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

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DAVID J. STEINBERG and CHAILE B.           :
STEINBERG, Derivatively and on behalf of   :
Digex, Inc.,                               :
                                           :
                          Plaintiffs,      :      CIVIL ACTION NO. 18293-NC
                                           :
                   v.                      :             FILED
                                           :      00 SEP - 7 AM 11:57
DAVID C. RUBERG, PHILIP A. CAMPBELL,       :      REGISTER IN CHANCERY
JOHN C. BAKER, GEORGE F. KNAPP,            :      DIANNE M. KEMPSKI
JACK E. REICH, MARK K. SHULL,              :
ROBERT M. MANNING, RICHARD A.              :
JALKUT, and INTERMEDIA                     :
COMMUNICATIONS, INC.,                      :
                                           :
                          Defendants,      :
                                           :
                  and                      :
                                           :
DIGEX, INC.;                               :
                                           :
                  Nominal Defendant.       :
                                           :
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                              DERIVATIVE COMPLAINT

            Plaintiffs, by their attorneys, allege upon personal knowledge as to their own acts and upon information and belief as to all other matters, as follows:

            1. Plaintiffs bring this action derivatively on behalf of Digex, Inc. ("Digex" or the "Company") for injunctive and other relief. Plaintiffs seek injunctive relief herein, inter alia, to enjoin the implementation of a transaction whereby WorldCom Inc. ("WorldCom") has agreed to buy defendant Intermedia Communications, Inc. ("Intermedia"), the 54% owner of Digex, for approximately $6 billion in stock and debt in order to gain control of Digex. Intermedia had put Digex up for sale and had received at least one offer from Exodus Communications, Inc. ("Exodus")
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to purchase Digex for $120 per share, representing a significant premium for
Digex stock, which had been trading in the mid-$80 range. However, Intermedia refused to sell Digex alone and insisted that buyers acquire Intermedia instead, thereby usurping Digex's corporate opportunity for itself. Intermedia and Digex's Board of Directors, half of whom are also Intermedia Board members, suffer from a conflict of interest and divided loyalties and have breached their fiduciary duty of loyalty to Digex by permitting Intermedia to usurp Digex's corporate opportunity and approving the WorldCom transaction.

                                    PARTIES

            2. Plaintiffs are shareholders of Digex and have been shareholders during the period when defendants breached their duties and committed the acts alleged herein.

            3. Nominal Defendant Digex is a Delaware corporation with principal executive offices located at One Digex Plaza, Beltsville, Maryland 20705. Digex provides website hosting services to businesses and organizations implementing complex, interactive websites and web-based applications.

            4. Defendant Intermedia is a Delaware corporation with principal executive offices located at One Intermedia Way, Tampa, Florida 33647. Intermedia provides integrated communications services, including local, long distance, high-speed data and Internet services, to business and government customers. Intermedia owns approximately 54% of Digex's outstanding shares and controls approximately 94.2% of the voting interest in Digex. Intermedia also controls the Digex Board of Directors through its ownership and voting interest.


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            5. Defendant David C. Ruberg is the Chairman of Digex's Board of
Directors. He is also Chairman of Intermedia's Board of Directors and Intermedia's President and Chief Executive Officer.

            6. Defendant Phillip A. Campbell is a Director of Digex and a Director of Intermedia.

            7. Defendant John C. Baker is a Director of Digex and a Director of Intermedia.

            8. Defendant George F. Knapp is a Director of Digex and a Director of Intermedia.

            9. Defendant Jack E. Reich is a Director of Digex and the President of Digex.

            10. Defendant Mark K. Shull is a Director of Digex and the President and Chief Executive Officer of Digex.

            11. Defendant Robert M. Manning is a Director of Digex and the Chief Financial Officer of Intermedia.

            12. Defendant Richard A. Jalkut is a Director of Digex.

                            SUBSTANTIVE ALLEGATIONS

            13. Digex provides storage for corporate websites, and its clients include Ford Motor Co., J.P. Morgan & Co., and Martha Stewart Living Omnimedia Inc. Intermedia sells basic phone and Internet services, and faces stiff competition from BellSouth Corp. in its primary markets.

            14. In July, 1997, Intermedia bought Digex for approximately $150 million cash, and thereafter sold Digex stock to the investing public in July, 1999 and again in February, 2000. Intermedia currently owns approximately 54% of Digex's outstanding shares and controls


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approximately 94.2% of the voting interest in Digex. As the majority shareholder of Digex, Intermedia owes a fiduciary duty of loyalty to Digex and its minority shareholders.

            15. Digex stock has significantly outperformed Intermedia. As recently as August 3, 2000, Digex stock jumped 13% after Digex raised revenue projections for 2000 and 2001. Specifically, Digex announced that second quarter 2000 sales more than tripled, and Digex raised its 2000 sales projections by 10% to $165 million for 2000 and $300 million for 2001, compared to less than $60 million in 1999 sales. Intermedia stock, by contrast, has dropped 41% this year, and it recently announced that its 2000 sales would be 10% to 15% lower than analyst expectations.

            16. As a result of the decline in the market price of Intermedia's stock and the upswing in the market price of Digex stock, as well as Intermedia's approximately $2.4 billion in debt, the market capitalization of Intermedia as a whole ($1.2 billion), was significantly less than Intermedia's stake in Digex ($3.3 billion).

            17. Intermedia hired investment banker Bear, Stearns & Co. to explore options for Digex, including a sale, and thereafter put up Digex for sale. Intermedia received several offers for Digex, including one from Exodus at $120 per Digex share, representing a significant premium for Digex stock, which had traded recently in the mid-$80 range.

            18. To rescue Intermedia from its financial woes, however, Intermedia refused to sell Digex alone and instead insisted that buyers acquire Intermedia instead.

            19. On September 5, 2000, Intermedia and WorldCom jointly announced that the Boards of Intermedia, WorldCom and Digex had each approved a definitive merger agreement whereby WorldCom would acquire all of the outstanding shares of Intermedia common stock for $39


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in WorldCom common stock, subject to a collar (the "Merger"). The Merger represents a 70% premium for Intermedia shares based on the closing price before the announcement.

            20. Following the announcement of the Merger agreement with WorldCom -- which the Digex Board had approved -- the media reported that Intermedia had rejected Exodus' $120 per share offer for Digex alone.

            21. The Merger offers no benefit for Digex or its shareholders. Digex's minority shareholders will remain minority shareholders of Digex. Upon the Merger announcement, Digex common stock fell from $84.50 per share to $67.875 per share on September 5, 2000.

            22. Intermedia, acting through and/or with the support of the individual defendants, has appropriated for itself the benefits of a transaction that, in reality, represents WorldCom's acquisition of control over Digex. The only reason for WorldCom to do the Merger at all is to acquire Digex.

                                CLAIM FOR RELIEF

            23. The individual defendants, as directors of Digex, and Intermedia, as the majority shareholder of Digex, have a fiduciary duty of loyalty to Digex and are required to maintain and preserve Digex's corporate opportunities for the benefit of Digex alone. Defendants, however, suffering from disabling conflicts of interest and divided loyalties, have breached their fiduciary duty by permitting Intermedia to usurp Digex's corporate opportunity by requiring WorldCom to buy Intermedia instead of Digex when Digex was the acquisition target.


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                             DERIVATIVE ALLEGATIONS

            24. Plaintiffs bring this action derivatively for the benefit of Digex to redress injuries suffered and to be suffered by Digex as a direct result of the breach of fiduciary duty of loyalty by defendants.

            25. Plaintiffs have owned Digex common stock during the wrongful course of conduct by defendants alleged herein and continue to own Digex common stock.

            26. Plaintiffs will adequately and fairly represent the interest of Digex and its shareholders in enforcing and prosecuting their rights and have retained counsel competent and experienced in stockholders' derivative litigation.

                 DEMAND ON THE DIGEX BOARD IS EXCUSED AS FUTILE

            27. Plaintiffs have not made demand on the Digex Board to bring suit asserting the claims set forth herein because a majority of Digex's directors suffer from conflicts of interest and divided loyalties which preclude them from exercising independent business judgment. Four of Digex's directors -- defendants Ruberg, Campbell, Baker and Knapp -- are also directors of Intermedia. Defendant Ruberg is Chairman of both Intermedia's Board and Digex's Board. Defendant Shull is a director of Digex and the Chief Financial Officer of Intermedia. Intermedia controls the Board of Digex and has obtained the benefit of the improper conduct alleged herein. Demand on defendants would be futile and useless because the Digex Board approved the WorldCom merger, permitting their loyalty to Intermedia to supersede their fiduciary duty of loyalty to Digex. Such action, motivated by conflict of interest and divided loyalty was not the product of sound independent business judgment and is not protected from judicial scrutiny. Further, under these circumstances, defendants could not be expected to sue Intermedia.


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            WHEREFORE, plaintiffs pray for judgment and relief as follows:

            A. Declaring that the defendants and each of them have breached their fiduciary duty of loyalty to Digex -- the individual defendants as directors of Digex and Intermedia as majority shareholder;

            B. Preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with or implementing the Merger.

            C. In the event the Merger is consummated, rescinding it and setting it aside and/or imposing a constructive trust upon the proceeds received by Intermedia;

            D. Awarding Digex its damages caused by defendants' breach of fiduciary duty and Intermedia's usurpation of Digex's corporate opportunity and the benefits defendants received from defendants' improper conduct.

            E. Ordering the appointment of an independent Board of Directors for Digex;

            F. Awarding plaintiffs their costs and disbursements and reasonable allowances for plaintiffs' counsel and experts' fees and expenses; and


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            G. Granting such other and further relief as may be just and proper.

                                        ROSENTHAL MONHAIT GROSS
                                          & GODDESS, P.A.


                                    By: /s/ Norman M. Monhait
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                                        Mellon Bank Center, Suite 1401
                                        919 Market Street
                                        Wilmington, DE 19899
                                        (302) 656-4433
                                        Attorneys for Plaintiffs

Of Counsel:

SAVETT FRUTKIN PODELL & RYAN, P.C.
325 Chestnut Street, Suite 700
Philadelphia, PA 19106
(215) 923-5400


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